UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

January 23, 2006

(Date of earliest event reported)

[December 15, 2005]

St. Joseph Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-6581

35-1977746

(Commission File Number)

           (I.R.S. Employer Identification Number)

3820 Edison Lakes Parkway, Mishawaka, Indiana

46545

              (Address of principal executive offices)

(Zip Code)

(800) 890-2798

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2006, the Board of Directors (the “Board”) of St. Joseph Capital Corporation (the “Company”), based on the recommendation of the Human Resource Committee of the Board of Directors (the “Committee”), approved the grant of restricted stock awards under the Company’s 1996 Stock Incentive Plan to certain executive officers of the Company.  Specifically, the Committee approved the grant of 1,750 shares of restricted stock to each of Amy Kuhar Mauro, the Company’s Chief Credit Officer and Executive Vice President and Alex Strati, the Company’s Chief Commercial Banking Officer and Executive Vice President.  The Board also approved the the grant of 1,500 shares of restricted stock to Mark Secor, the Company’s Chief Financial Officer, Senior Vice President and Secretary.  The grants of restricted stock will vest ratably over 4 years beginning on the first anniversary of the grant date.  The awards will be evidenced by a form of Restricted Stock Award Agreement for grants of restricted stock under the Company’s 1996 Stock Incentive Plan.  The form of Restricted Stock Award Agreement is annexed hereto as Exhibit 10.1 and is incorporated herein by reference.

Separately, on December 15, 2005 the Committee adopted a bonus plan for the Company’s fiscal year ended December 31, 2006.  Certain senior employees are eligible to participate in the bonus plan.  Under the bonus plan, eligible participants would receive a cash bonus payment in January 2007 in an amount equal to their bonus percentage, as set by the Committee, multiplied by the “bonusable income” for the fiscal year ended December 31, 2006.  The “bonusable income” was set by the Committee and is an income target based on the amount by which the Company’s net income for the year ended December 31, 2006, less any provisions for loan losses and taxes plus any charge-offs, that exceed the base amount set by the Committee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits
10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JOSEPH CAPITAL CORPORATION

Dated:  January 23, 2005

By:

Mark E. Secor

Senior Vice President & Chief

Financial Officer

EXHIBIT INDEX

Exhibit Number

Description of Exhibits

10.1

Form of Restricted Stock Award Agreement